Exhibit 99.1

“Ozop Energy/PCTI Partners with Zeem to Develop Evolutionary EV Charging Solutions.”

WARWICK, NY., January 19, 2020 — Ozop Energy Solutions. (OZSC), (“Ozop” or the “Company”), has announced that its fully owned subsidiary Power Conversion Technologies Inc. (PCTI) has announced a development partnership with Zeem Solutions to work on high power charging solutions to address the medium and heavy duty commercial EV market.

Brian Conway, Chief Executive Officer of Ozop stated, “We are excited about this relationship with Zeem Solutions and look forward to working with their team to increase our presence in the burgeoning electric vehicle fleet charging industry. Ozop Energy/PCTI is positioned to take the technology and engineering challenges confronted by companies like Zeem head on. This relationship opens the door further into the commercial EV fleet market and should make a substantial contribution to our bottom-line for years to come.”

“PCTI is looking forward to playing an integral part in providing battery charging and discharging solutions to Zeem. Zeem selected PCTI based on reliable designs that have been proven for years in critical applications such as submarine battery charging.” said PCTI President, Catherine Chis.

Zeem Solutions is developing new and unique approaches to accelerate adoption in the commercial electric vehicle (CEV) fleet sector. They offer plug and play solutions for “last-mile delivery” which is the movement of people and/or goods from a transportation hub to a final destination. Their comprehensive packages include the e-vehicles, maintenance, charging, and overnight parking infrastructure for one monthly cost.

According to McKinsey and Co, “by 2030, the US market for services to support the charging of electric vehicle fleets could be worth $15 billion.”

Last-mile delivery sectors include pharmaceutical or medical device home delivery; visiting nurses or at-home senior care; rideshare services like ACCESS; custodial/housekeeping services; laundry/dry cleaning for restaurants, hotels, hospitals, etc.; food trucks; roadside assistance; mobile pet groomers; contractors like plumbers, roofers, carpenters, or electricians; HV/AC repair; building maintenance/facilities; funeral services; and government operations, including meter readers, animal control, and libraries.

Zeem is building a comprehensive zero emission solution for people movers and last mile delivery fleets who do not have the infrastructure to convert to e-vehicles. Their need for high powered charging solutions for large fleets of vehicles demands unique engineering solutions that tie together our electrified future. This technology development with Zeem is a great example of how PCTI can leverage its existing IP portfolio in high-capacity solutions to address the larger power requirements of electric medium and heavy-duty fleets.

“Zeem has a deep understanding of the infrastructure issues that fleet operators deal with while transitioning their fleets to electric. Ozop/PCTI has deep expertise in high-capacity charging solutions and we challenge technology companies like Ozop/PCTI to design products that will allow fleet operators to convert their fleet more quickly and efficiently” said Paul Gioupis, CEO of Zeem Solutions. The companies are working together to design tailored stationary and mobile charging solutions as part of a future CEV fleet ecosystem.

For more information on PCTI please follow on the link, www.pcti.com.

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About Zeem Solutions

Zeem (www.Zeemsolutions.com ) provides e-mobility logistics’ solutions for small, medium and large fleet operators across the US. We tailor comprehensive solutions that include the vehicle, maintenance, charging and infrastructure for one monthly cost.

Zeem is product agnostic and focused on vehicle options that meet your transportation requirements. Through the utilization of innovative solutions for charging, grid optimization, and our proprietary operating system, we work to meet a total cost of operation (TCO) par or below the cost of a diesel.

Zeem has established partnerships and relationships with best of class product and service providers in the industry with proven track records of success and reliability. Given our focus on TCO, ROI and our product agnostic approach, we have emerged as THE trusted EV consultants for our customers.

About Ozop Energy Solutions, Inc.

Ozop Energy Solutions (http://ozopenergy.com/) invents, designs, develops, manufactures, and distributes ultra-high-power chargers, inverters, and power supplies for a wide variety of applications in the defense, heavy industrial, aircraft ground support, maritime and other sectors. Our strategy focuses on capturing a significant share of the rapidly growing renewable energy market as a provider of assets and infrastructure needed to store energy.

About Power Conversion Technologies, Inc.

Power Conversion Technologies, Inc. (www.pcti.com) engineers, develops, manufactures standard and custom power electronic solutions for military, industrial and sustainable energy technology sectors.. Founded in 1991 and located in East Butler, Pennsylvania, the Company’s mission is to be a global leader for high power electronics with a standard of continued innovation in the markets addressed.

About Ozop Energy Systems, Inc.

Ozop Energy Systems is a leading Manufacturer and distributor of Renewable Energy products in the Energy Storage, Solar, Microgrids, and EV charging Station space. We are always among the first to receive the newest technology, products, and application techniques. We offer a broad portfolio of Renewable Energy products at competitive prices with a commitment to customer satisfaction from selection, to ordering, shipping, and delivery.

Safe Harbor Statement

“This press release contains or may contain, among other things, certain forward-looking statements. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission. Actual results may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the company’s control). The company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.”

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